Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave. Suite 440 Portland, OR 97239 Telephone (503) 417-4800 http://www.precast.com	CONTACT: Web Site:	Dwight Weber (503) 417-4855

PRECISION CASTPARTS CORP. ACHIEVES 26 PERCENT YEAR-OVER-YEAR
INCREASE IN OPERATING INCOME FROM CONTINUING OPERATIONS IN
THIRD QUARTER FISCAL 2006

PORTLAND, Oregon – January 17, 2006 – Precision Castparts Corp. (NYSE: PCP) continued to deliver improved operational performance in the third quarter of fiscal 2006, achieving a 16.2 percent increase in sales, with strong aerospace sales offsetting a softening in automotive markets, and a 26.3 percent increase in consolidated operating income compared to the same period last year.

Third quarter sales for Precision Castparts Corp. (PCC) totaled $864.4 million, an increase of 16.2 percent over sales of $743.9 million in the third quarter of fiscal 2005.  Consolidated segment operating income in the quarter improved by 26.3 percent year over year, increasing from $109.3 million, or 14.7 percent of sales a year ago, to $138.1 million, or 16.0 percent of sales in the third quarter of this year.

For the third quarter of fiscal 2006, net income from continuing operations totaled $91.2 million, or $0.67 per share (diluted, based on 135.8 million shares outstanding,), versus net income of $62.1 million, or $0.47 per share (diluted, based on 133.2 million shares outstanding adjusted for the stock split in September 2005), in the same quarter a year ago.  The reported earnings in the current quarter include non-recurring, pre-tax, restructuring and asset impairment charges of $2.3 million, or $0.02 per share (diluted), principally related to consolidation of a machining operation and headcount reductions related to downsizing the Company’s tooling operation in Ireland.  Results also include a non-recurring tax benefit of $5.3 million, or $0.04 per share (diluted), associated with changes in tax reserves resulting from completed and on-going audits of the Company’s tax returns.

Net income, which includes discontinued operations, for the third quarter of fiscal 2006 totaled $93.7 million, or $0.69 per share (diluted), versus net income of $61.7 million, or $0.46 per share (diluted) a year ago.

Investment Cast Products.  Investment Cast Products reported $399.3 million of sales and operating income of $81.2 million in the third quarter of fiscal 2006, versus sales of $350.7 million and operating income of $67.1 million last year.  Included in third quarter FY06 sales was $18.3 million of material pass-through pricing, compared to $11.6 million in the third quarter of fiscal 2005.  Despite the dilutive effect of this pricing, the segment grew its margins from 19.1 percent to 20.3 percent.  Investment Cast Products sales continue to outpace aerospace market growth, due to market share gains, leading positions on current, high-production commercial aircraft, and strong aftermarket demand, while industrial gas turbine (IGT) sales also continue to provide a solid base for both short-term and long-term growth, driven by higher market share, aftermarket opportunities, and new product development.

Forged Products.  In the third quarter of fiscal 2006, Forged Products sales were $210.9 million, with an operating income of $22.1 million, compared to $155.7 million of sales and $18.2 million of operating income in last year’s third quarter.  Included in third quarter sales was $24.6 million of material pass-through pricing, compared to $3.2 million in the same period last year.   In addition, the segment brought in higher–cost nickel and titanium alloys in November and December of 2005 (third quarter), resulting in an incremental charge of approximately $6.0 million in the quarter.  These higher material costs will be recovered under contract as finished parts ship in January and February (fourth quarter), which should move operating margins to a level in excess of 13 percent and establish a new margin baseline for subsequent quarters.  On the sales front, Forged Products, with year-over-year base sales growth of 22 percent (excluding material pass-through pricing), is outstripping commercial aerospace growth, as a result of market share gains, positioning on high-production aircraft, aftermarket strength, and continued, increasing worldwide demand for seamless, extruded pipe.  Pipe backlog at the end of the third quarter now exceeds $250.0 million.

Fastener Products.  Total Fastener Products’ sales were $199.8 million in the third quarter of fiscal 2006, with operating income of $36.4 million, or 18.2 percent of sales, versus sales of $175.3 million and operating income of $23.8 million, or 13.6 percent of sales, last year.  Fastener Products’ aerospace sales, which include revenue from AIC in fiscal 2006, have grown more than 30 percent year over year.  Well over half of that growth was organic, driven by excellent positioning on the “right” aircraft platforms and share gains.  This strong aerospace performance helped the segment overcome a year-over-year decline of nearly 15 percent in automotive/general industrial sales, due to a general downturn in the industry and calendar year-end order push-outs.  Fastener Products continues to focus on strategically altering its product mix, with aerospace sales at approximately 68 percent of total sales in the quarter versus 60 percent a year ago.  As part of that strategy, the Company completed the acquisition of Shur-Lok subsequent to quarter end, which will greatly expand the segment’s manufacturing capabilities and its range of aerospace fastener products.

Industrial Products.  Industrial Products’ sales in the third quarter of fiscal 2006 totaled $54.4 million with operating income of $7.6 million, compared to sales of $62.2 million and operating income of $11.5 million a year ago.  During the third quarter, the segment was impacted by two primary drivers: a downturn in the automotive sector, which is expected to continue for several more quarters, and some one-time adjustments, principally related to the write-off of excess inventory due to weak automotive demand and additional reserves for workers’ compensation claims.  Over the next few quarters, the Company will take a strategic, measured, long-term approach to assessing the trends in the automotive industry and will take appropriate actions to deal with the challenges presented by this declining market.

“Our operations are meeting the heavy influx of orders head-on and continuing to deliver solid performance as volumes increase,” said Mark Donegan, PCC’s chairman and chief executive officer.  “Our aerospace sales, with a growth rate of more than 20 percent year over year, are outpacing the market, and the power generation business has provided a firm underpinning to those sales, both giving an excellent base for continued operational success.  We are aggressively leveraging each incremental sales dollar, exceeding our stated objective of 20-25 percent incremental margin during the quarter.  Our focus on this measurement will not waver going forward.

“Clearly, our three largest segments are very well positioned to make the most of the growth prospects ahead of them,” Donegan continued.  “Investment Cast Products continues its outstanding operating performance in the face of vigorous production ramp-ups and material pricing issues.  In Forged Products, while the incremental charge related to higher material costs cost us approximately $0.03 of earnings in the quarter, we are already recovering those costs through higher pricing, which started at the beginning of calendar 2006, putting the segment in an excellent position for this quarter and into the future.  In fact, the segment’s margins from continuing operations, adjusted for the significantly higher metal prices, are now comparable to margins achieved during the last peak, and further improvements are on the horizon. And, despite some headwind in its automotive business, Fastener Products is doing a great job of working its aerospace acquisition growth strategy, incorporating those acquisitions smoothly, and driving operational margins to the next level of excellence.  In fact, this segment’s operating income during the quarter exceeded the annual operating income for the base fastener business at the time of acquisition.

“On the acquisition front, we are now moving ahead aggressively with integrating Shur-Lok into Fastener Products’ operations,” Donegan said.  “In addition, we are still working through the federal regulatory approval process to acquire Special Metals, which, upon completion, will provide an additional catalyst for improved sales and earnings down the road.

“Our solid balance sheet has enabled us to proceed with our acquisition strategy,” Donegan said.  “We ended the third quarter with $118.8 million in cash, and free cash flow continues to be strong.  Total debt at the end of the quarter stood at $641.5 million.”

As previously announced, the Company is currently involved in an independent investigation, which has resulted in the delay in the filing of the Company’s fiscal 2006, second quarter 10Q.  The investigation is not fully completed.  While the Company does not currently believe that any of the matters under investigation will impact the financial information and other disclosures contained in this earnings release, the information and disclosures are subject to adjustment as a result of the completion of the independent investigation.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.  The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS(1)

(In millions, except per share data)

	(unaudited)
	Three Months Ended
	January 1,	January 2,
	2006	2005
Net sales	$864.4	$743.9
Cost of goods sold	667.8	575.8
Selling and administrative expenses	58.5	58.8
Restructuring and impairment (2)	2.3	—
Interest expense, net	10.1	14.3
Income before income taxes and minority interest	125.7	95.0
Provision for income taxes	34.0	32.7
Minority interest in net earnings of consolidated entities	(0.5)	(0.2)
Net income from continuing operations	91.2	62.1
Income (loss) from discontinued operations	2.5	(0.4)
Net income (loss)	$93.7	$61.7

Net income per share from continuing operations -basic	$0.68	$0.47
Net income (loss) per share from discontinued operations -basic	0.02	—
	$0.70	$0.47

Net income per share from continuing operations -diluted	$0.67	$0.47
Net income (loss) per share from discontinued operations -diluted	0.02	(0.01)
	$0.69	$0.46

Average common shares outstanding:
Basic	133.3	130.8
Diluted	135.8	133.2

	(unaudited)
	Three Months Ended
	January 1,	January 2,
	2006	2005
Sales by Segment
Investment Cast Products	$399.3	$350.7
Forged Products	210.9	155.7
Fastener Products	199.8	175.3
Industrial Products	54.4	62.2
Total	$864.4	$743.9

Operating Income (Loss) by Segment (3)
Investment Cast Products	$81.2	$67.1
Forged Products	22.1	18.2
Fastener Products	36.4	23.8
Industrial Products	7.6	11.5
Corporate expense	(9.2)	(11.3)
Consolidated segment operating income	138.1	109.3
Restructuring and impairment	2.3	—
Interest expense, net	10.1	14.3
Income before income taxes and minority interest	$125.7	$95.0

(1)  Share amounts and earnings per share information have been restated to reflect the two-for-one stock split, effective September 2005.

(2)  During the third quarter of fiscal 2006, the Company recorded charges related to restructuring and impairment activities.
These charges principally provided for the consolidation of a machining operation and headcount reductions related to downsizing the Company’s tooling operation in Ireland.

(3)  Operating income represents earnings before interest, income taxes, restructuring and other expense.